Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Pactiv Evergreen Inc. of our report dated June 2, 2020, except for the effects of the distribution described in Note 3 and the segment change described in Note 17, as to which the date is August 20, 2020, relating to the financial statements of Reynolds Group Holdings Limited, which appears in Pactiv Evergreen Inc.’s prospectus dated September 16, 2020 (No. 333-248250) filed pursuant to Rule 424(b)(4).

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
September 17, 2020